GLOBALSTAR ANNOUNCES APPOINTMENT OF DAVE KAGAN TO CEO

Covington, LA, September 4, 2018 - Globalstar today announced the promotions of Dave Kagan to the position of CEO and Jay Monroe to Executive Chairman of the Board of Directors. In keeping with the strategy the Company previously disclosed in connection with the intended merger, the promotions separate management of Globalstar’s satellite operations and spectrum-related activities, with responsibility for all satellite operations under the CEO. The promotion of Mr. Kagan advances this strategy and he will oversee and drive all activities related to the Company’s satellite business. Mr. Monroe, as Executive Chairman, will be responsible for strategic financing efforts and liquidity matters, other than the Company’s senior credit facility which will be the responsibility of Mr. Kagan. In addition, Mr. Monroe will have primary responsibility for all strategic terrestrial spectrum-related activities on a global basis, including the Company’s ongoing efforts to standardize and monetize its terrestrial spectrum assets.

Mr. Kagan commented, “I’m incredibly excited about assuming the CEO role and know our team will drive increasing profitability for our stakeholders. We have numerous new IoT and other product offerings in our pipeline which I believe can dramatically enhance Globalstar’s future value while tapping into new innovative uses for our satellite assets.”

Jay Monroe stated, “Since the original Thermo investment was made many years ago, I have devoted myself entirely to all areas of Globalstar’s business. As the fundamental drivers of its success have increased in complexity, it has become evident that it would be best to further divide certain responsibilities between Dave and me. Dave’s stewardship of the upward trajectory of the core satellite business continues to impress and permits this comfortable transition. He has presided over dramatic increases in Adjusted EBITDA for the satellite business, up approximately 50% in 2017 and another 37% year to date in 2018. By stepping into the CEO role he will control all of the levers necessary to drive revenue and EBITDA growth while I focus on both spectrum monetization opportunities and other strategic financing initiatives. We continue to explore opportunities with companies playing varying roles in the spectrum industry including novel uses and new entrants seeking a foothold through licensed spectrum. These promotions are in line with how we believe the business is best operated, and they appropriately align titles with operating duties.”

About Globalstar, Inc.
Globalstar provides mobile satellite voice and data services. Customers around the world in industries such as government, emergency management, marine, logging, oil & gas and outdoor recreation rely on Globalstar to conduct business smarter and faster, maintain peace of mind and access emergency personnel. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring, M2M and IoT applications. The Company's products include mobile and fixed satellite telephones, the innovative Sat-Fi satellite hotspot, Simplex and Duplex satellite data modems, tracking devices and flexible service packages.

Note that all SPOT products described in this press release are the products of SPOT LLC, a subsidiary of Globalstar, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor Contact Information:
Samantha DeCastro
Email: investorrelations@globalstar.com